Exhibit 99.1

          CCBT Financial Companies, Inc. Report 2003 Third Quarter and
                             Year-to-Date Earnings

    SOUTH YARMOUTH, Mass.--(BUSINESS WIRE)--Oct. 16, 2003--CCBT Financial Companies, Inc. (NASDAQ: CCBT) Chief Executive Officer and President Stephen B. Lawson announced third quarter 2003 earnings of $2.3 million, or $.27 per share, as compared to $3.9 million, or $.45 per share, earned in the same prior year period. For the nine months ended September 30, 2003, the Company reported earnings of $5.2 million, or $.61 per share, as compared to $13.5 million, or $1.56 per share in the same prior year period.
    Mr. Lawson commented, "The three and nine month earnings in 2003 have been negatively affected by economic factors and several significant events thus far this year. The historic lows in interest rates and mortgage rates, in particular, have substantially accelerated pre-payments on both residential mortgage loans and investment securities backed by housing collateral, resulting in reinvestment of principal proceeds at much lower rates. This has also accelerated the write-off of deferred costs and mortgage servicing rights on residential mortgage loans and hastened the amortization of premiums paid on mortgage related investment securities. During the third quarter, we extended the hours of operations in our full service financial offices, opened a financial center in Mashpee Commons, worked toward completing our Pine Hills office and closed nine transaction locations in Stop & Shop supermarkets. The write-down of leasehold improvements and expenses incurred, in these efforts, are reflected in non-interest income-Other Loss and in the non-interest expense categories. Our nine-month earnings results also reflect the impact of these factors and events, as well as the previously disclosed settlement of the REIT tax issue with the Massachusetts Department of Revenue and losses from the impairment and sale of investment securities. Net interest income reported for both the quarter and year-to-date have decreased from the combination of earning asset yields having declined faster than our ability to lower funding costs, the accelerated write-down of residential mortgage deferred costs and the accelerated amortization of premiums on investment securities. The third quarter returns on average equity and assets, respectively, were 8.09% and 0.69% for 2003 as compared to 12.87% and 1.05% for the same period in 2002. For the nine months ended September 30, 2003, returns on average equity and assets, respectively, were 6.13% and 0.52%, as compared to 15.25% and 1.26%, in the 2002 comparable period.
    "In 2003, our focus has been on upgrading, expanding and realigning our full service office locations, growing our sales associate staff and intensifying their training and education to increase non-interest income through growing fee-based revenue. All of CCBT's offices are now capable of providing our customers with the full range of financial offerings including banking, investment, brokerage, insurance, tax, estate and trust services and the number of staff attaining financial designations, including CPA, CFA, CFP, and brokerage and insurance licensing, is increasing steadily. These efforts have been successful as measured by the increase in income from financial service products (financial advisory, brokerage and insurance sales) from $2.7 to $3.1 million or 15.2% for the comparative quarters and from $7.9 to $9.3 million or 18.3% for the comparative nine months, after excluding the $398,000 adjustment in the second quarter of 2002 for the one-time recognition of deferred insurance commissions. Our strategy of providing a wide range of financial services to meet all the needs of our clients from under one roof will continue to be our foremost goal.
    "Recent economic data points to an improvement in the U.S. economy, and recent increases in mortgage rates should contribute to stabilizing net interest spreads and margins at current levels. This has been a difficult year due to the results of historically low interest rates and our continued realignment as we refocus our business to include financial services. However, we believe that the worst is behind us and look forward to improving earnings in the next quarter and beyond."
    Total assets have decreased to $1.35 billion at September 30, 2003 from $1.62 billion at September 30, 2002 driven by reductions in residential mortgage loans and housing-related investment securities. In this low rate environment, residential mortgage borrowers have refinanced from adjustable-rate to fixed-rate mortgages, which are sold to mitigate future interest rate risk. While residential mortgage loans have decreased $144 million, commercial and home equity loans were up $31 million and $15 million, or 7.4% and 23.6%, respectively, from a year ago. The quality of the loan portfolio remains strong as total non-performing assets declined from $3.5 million to $3.3 million at September 30, 2002 and 2003, respectively. The allowance for loan losses was $12.8 million on September 30, 2003, up modestly from $12.4 million a year ago. As loans and investments have declined, borrowings have decreased $250 million. This funding decline has been partially offset by deposit increases of $56 million or 5.7% from the September 30, 2002 levels. The deposit growth reflects organic growth in core deposits as the year-round Cape Cod region population continues to increase. The capital to assets ratio stands at 8.4% and 7.4%, respectively, at September 30, 2003 and 2002. We recorded positive results in the growth of our commercial loans and core deposits while maintaining asset quality and a strong capital position. CCBT Financial Companies, Inc. recently declared a $0.19 quarterly dividend to be paid October 31, 2003 to stockholders of record on October 20, 2003.
    CCBT Financial Companies, Inc. is a bank holding company with total assets of $1.3 billion on September 30, 2003. Its subsidiary, Cape Cod Bank and Trust Company, N.A., owns CCBT Brokerage Direct and a 51% interest in Murray & MacDonald Insurance Services, Inc. The Company offers a wide range of financial products and services including deposit services, loans, municipal services, insurance, trust, investments, tax and retirement services to individuals, municipalities and businesses. To find out more about CCBT Financial Companies, Inc. and our services, please visit our web site at www.ccbt.com or visit one of our twenty-six full service office locations.

    This report may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future financial results of the Company. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in prevailing interest rates and increases in mortgage prepayments which may reduce interest margin, changes in national and local economic conditions and equity and fixed income market fluctuations. Reference is made to the Company's filings on Forms 10-K with the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated.
    Our Form 10-Q filing with the SEC, which will be available on our web site, will contain more detailed financial information.


ASSETS ($000)                         09/30/03   12/31/02   09/30/02
Cash & cash equivalents                 99,214     60,798    101,919
Securities available for sale          356,567    510,837    565,990
Securities held to maturity             51,767          0          0
Other securities                        24,738     24,738     24,738
Construction loans                      98,672     99,544    102,369
Commercial mortgages                   296,984    283,458    280,808
Commercial loans                        86,399     84,882     83,235
Residential mortgages                  206,648    262,095    335,709
Home equity loans                       78,927     65,794     63,865
Other consumer loans                     4,582      5,629      5,992
Total portfolio loans                  772,212    801,402    871,978
Loans held for sale                      7,997     37,332     14,084
Loan loss reserve                      (12,771)   (12,384)   (12,422)
Goodwill                                   803        803        803
Other intangibles                        4,756      5,511      6,045
Total intangible assets                  5,559      6,314      6,848
Mortgage servicing rights                2,826      2,088      1,729
Real estate owned                        1,500      1,500      1,500
Other assets                            43,304     49,258     44,779
Total assets                         1,352,913  1,481,883  1,621,143

LIABILITIES ($000)
Savings/NOW accounts                   289,417    259,587    251,618
Money market deposits                  318,605    294,295    311,458
Other consumer time                    113,623    121,961    127,223
Time deposits over $100,000             41,247     37,344     38,946
Short-term borrowings                   57,322    227,091    298,491
Long-term borrowings                   141,898    170,750    150,918
Total interest-bearing liab.           962,112  1,111,028  1,178,654
Demand deposits                        266,927    229,033    244,643
Minority interest                          316        234        310
Other liabilities                        9,788     23,141     78,126
Total liabilities                    1,239,143  1,363,436  1,501,733

EQUITY ($000)
Common equity                          113,770    118,447    119,410
Net unrealized loss
   on AFS securities                    (2,039)    (1,018)      (713)

Book value per share                     13.51      13.79      13.90
Common shares issued                 9,061,064  9,061,064  9,061,064
Treasury shares                       (640,866)  (470,266)  (471,766)
Common shares outstanding            8,420,198  8,590,798  8,589,298


INCOME STATEMENT ($000)          Third      Third    YTD 03    YTD 02
                               Quarter 03 Quarter 02
Interest income                 13,951     19,623    45,015    58,537
Interest expense                 4,055      6,884    13,719    20,699
Net interest income              9,896     12,739    31,296    37,838
Net interest income (FTE)        9,965     12,824    31,526    38,105
Loan loss provision                  0          0         0         0
(Loss) gain on securities            0        538    (1,692)    3,179
Financial advisor fees           1,884      1,676     5,824     5,142
Service charge on deposits         590        553     1,805     1,679
Gain on sale of loans              907        571     3,072     1,647
Other noninterest income         2,412      2,491     7,610     7,670
Total noninterest income         5,793      5,829    16,619    19,317
Employee salaries and
 benefits                        6,450      7,249    18,798    20,412
Occupancy and equipment          1,400      1,596     4,587     4,659
Foreclosed property expense         19         (4)       54        61
Amortization of intangibles        322        324       967       972
Deposit insurance expense           41         41       124       123
Other noninterest expense        3,668      3,423    10,876    10,445
Total noninterest expense       11,900     12,629    35,406    36,672
Net income before taxes          3,789      5,939    12,509    20,483
Tax provision                    1,514      2,034     7,307     6,996
Net income                       2,275      3,905     5,202    13,487

Basic EPS                         0.27       0.45      0.61      1.56
Diluted EPS                       0.27       0.45      0.61      1.56
Dividends per common share        0.19       0.19      0.57      0.57
Avg shares for basic EPS         8,420      8,611     8,478     8,621
Avg shares for diluted EPS       8,449      8,646     8,501     8,658

AVE. BALANCE SHEET ($000)        Third      Third    YTD 03    YTD 02
                               Quarter 03 Quarter 02
Taxable securities             438,879    512,940   448,637   457,820
Tax-exempt securities           20,817     18,111    22,274    18,346
Total portfolio loans          764,773    887,214   775,357   882,709
Loans held for sale             19,705      6,507    14,601     5,162
Other earning assets                 0          0         0         0
Total earning assets         1,244,174  1,424,772 1,260,869 1,364,037
Total assets                 1,316,235  1,488,277 1,331,482 1,430,011

Savings/NOW accounts           286,616    245,801   270,167   232,966
Money market deposits          303,397    298,687   296,267   282,776
Other consumer time            114,572    128,504   117,836   137,120
Time deposits over $100,000     39,575     38,913    38,900    42,921
Total interest-bearing
 deposits                      744,160    711,905   723,170   695,783
Short-term borrowings           54,115    254,437   122,844   250,376
Long-term borrowings           135,330    152,319   129,668   138,212
Total interest-bearing liab.   933,605  1,118,661   975,682 1,084,371
Demand deposits                270,614    241,870   237,884   219,072
Minority interest                  309        312       316       310
Other liabilities                 (751)     6,072     4,419     8,351
Total liabilities            1,203,777  1,366,915 1,218,301 1,312,104
Common equity                  112,458    121,362   113,181   117,907

Return on average assets          0.69%      1.05%     0.52%     1.26%
Return on average equity          8.09%     12.87%     6.13%    15.25%

CHARGEOFFS ($000)               Third      Third     YTD 03    YTD 02
                               Quarter 03 Quarter 02
Loan chargeoffs                    (20)       (84)      (56)     (137)
Recoveries                         111        119       443       307
Net loan charge-offs
 (recoveries)                      (91)       (35)     (387)     (170)

ASSET QUALITY  ($000)         09/30/03   12/31/02  09/30/02
Nonaccrual loans                 1,836      1,348     1,999
Renegotiated loans                 200        210       213
Other real estate owned          1,500      1,500     1,500
Total nonperforming assets       3,336      2,848     3,499

SUPPLEMENTAL DATA             09/30/03   12/31/02  09/30/02
Loans serviced f/others
 ($000)                        418,551    322,085   244,421
FTE employees                      390        402       405
Number of full service
 offices                            26         34        31
Number of subsidiaries               2          2         2
Number of ATM's                     34         42        41


    CONTACT: CCBT Financial Companies, Inc.
             Phillip W. Wong, 508-760-8306